EXHIBIT 8.1

SUBSIDIARIES OF ELETROBRAS

Name	Percentage of Shareholding
Eletrobras Furnas	99.54%
Eletrobras Chesf	99.58%
Eletrobras Eletrosul	99.75%
Eletrobras Eletronorte	99.47%
Eletrobras Eletronuclear	99.91%
Itaipu Binacional (*)	50.00%
CGTEE	99.99%
Eletrobras Eletropar	83.71%
Eletrobras Distribuição Rondônia	100.0%
Distribuição Alagoas	100.0%
Eletrobras Distribuição Piauí,	100.0%
Eletrobras Distribuição Acre	94.26%
Amazonas Energia (**)	100.00%

(*)	Jointly controlled with ANDE (Paraguay).
(**)	Former Manaus Energia